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                                                                    EXHIBIT 5.1



                                 HALE AND DORR
                               COUNSELLORS AT LAW
                          1455 PENNSYLVANIA AVE., N.W.
                             WASHINGTON D.C. 20004
                                  202-942-8400

                               September 25, 1997

Best Software, Inc.
11413 Isaac Newton Square
Reston, Virginia 20190

Gentlemen:

   This opinion is furnished to you in connection with a Registration Statement on Form S-1 (Registration No. 333-33275), together with Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities and Exchange Act of 1933, as amended, for the registration of 4,197,500 shares of Common Stock, no par value (the "Shares"), of Best Software, Inc., a Virginia corporation (the "Company"), including the Shares to be sold upon exercise of the underwriters' over-allotment option. The Shares are to be sold by the Company and by certain selling Shareholders of the Company (the "Selling Shareholders") pursuant to an Underwriting Agreement to be entered into by and among the Company, the Selling Shareholders and Hambrecht & Quist LLC and William Blair & Company, L.L.C. as representatives of the several underwriters named in such Underwriting Agreement (the "Underwriting Agreement").

  We have acted as counsel for the Company in connection with the issue and sale by the Company of the Shares. We have examined signed copies of the Registration Statement and all exhibits thereto, all as filed with the Commission. We have also examined and relied upon the original or copies of minutes of meetings of the shareholders and Board of Directors of the Company, stock record books of the Company, a copy of the Amended and Restated Articles of Incorporation of the Company and a copy of the Amended and Restated By-laws of the Company.



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Best Software, Inc.
September 25, 1997


        In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

        We assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

        Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and that, when the Shares to be sold by the Company are issued sold by the Company pursuant thereto, the Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related Prospectus under the caption "Legal Matters".

        It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


                                               Very truly yours,

                                               HALE AND DORR